Exhibit 99.1

N E W S   R E L E A S E

Contact:

Phillip C. Bowman, CEO

Kevin P. Huffman, President, COO

Telephone:  (301) 352-3120

Website:  www.twsb.com

WSB Holdings, Inc. Announces Second Quarter Results

BOWIE, MD — July 20, 2011 - WSB Holdings, Inc. (Nasdaq: “WSB”), the parent company of Washington Savings Bank, F.S.B. (the “Bank”), today announced results of operations for both its second quarter and the six month period ending June 30, 2011.  WSB reports net earnings of $321,000 or $0.04 per basic and diluted share for the three months ended June 30, 2011, compared to net loss of $2.4 million or $(0.31) per basic and diluted share for the comparable period of the prior year.  WSB reports net earnings for the six month period ending June 30, 2011 of $556,000, or $0.07 per basic and diluted share, compared to net loss of $2.2 million, or $(0.28) per basic and diluted share, for the six month period ending June 30, 2010.  The increase in net earnings for the three and six month periods is primarily the result of allocating $100,000 to the allowance for loan losses during both the three and six months ending June 30, 2011 compared to a $2.4 million provision in the prior year periods.  Also, non-interest expenses decreased $2.6 million, or 42%, and $2.3 million, or 24%, respectively, for the three and six month periods ending June 30, 2011 primarily as a result of the $2.0 million one-time debt pre-payment penalty that we recognized during 2010 as compared to the same periods this year.

This represents positive earnings for the third consecutive quarter as a result of our continued efforts to reduce the amount of problem assets, the reduction of high cost borrowings and our continued efforts to increase the Bank’s core deposit base.  These efforts have allowed the Bank to remain profitable despite the significant slowdown of loan demand.  The non-performing loans portion of our problem assets has decreased 26% during the first six months of 2011.  Interest expense decreased $768,000, or 33%, and $1.7 million, or 35%, respectively, as compared to the three and six months ended June 30, 2010, primarily due to the reduction of high cost borrowings.

With these results the Bank has increased its Core Capital ratio to 11.08%, which remains well in excess of the regulatory levels for being “well capitalized,” and continues to look for profitable opportunities in this market to grow the Bank.

About The Washington Savings Bank, F.S.B.

The Washington Savings Bank, F.S.B. is a $389 million full service community bank serving the business and consumer needs of the Washington, Baltimore, Annapolis, and Southern Maryland communities.

Headquartered in the Baltimore-Washington corridor, WSB serves the banking needs of growing businesses with commercial lending facilities, commercial real estate financing, residential mortgages, and residential construction financing for both developers and individual home owners.  The Bank offers a full range of deposit services and products for both consumers and businesses, through internet banking and its branches located in Anne Arundel, Prince George’s, and Charles counties.  Our services include remote deposit capture services for our commercial customers, which allows us a commercially viable means to serve the depository needs of businesses beyond our branch network.

For more information, visit http://www.twsb.com or call 301-352-3120.

FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended June 30,
	2011	2010	% Change
Interest Income	$4,616,000	$5,562,000	(17)%
Interest Expense	$1,532,000	$2,300,000	(33)%
Net Interest Income	$3,084,000	$3,262,000	(5)%
Non-Interest Income	$963,000	$1,413,000	(32)%
Non-Interest Expenses	$3,489,000	$6,051,000	(42)%
Provision for Loan Losses	$100,000	$2,400,000	(96)%
Net Earnings/(Loss)	$321,000	$(2,422,000)	113%
Basic Earnings/(Loss) Per Share	$0.04	$(0.31)	112%
Diluted Earnings/(Loss) Per Share	$0.04	$(0.31)	112%
Dividends Declared Per Share	$0.00	$0.00	0%
Average Shares Outstanding	7,993,683	7,876,610	1%
Average Diluted Shares Outstanding	7,994,742	7,876,610	1%

	Six Months Ended June 30,
	2011	2010	% Change
Interest Income	$9,278,000	$11,144,000	(17)%
Interest Expense	$3,167,000	$4,859,000	(35)%
Net Interest Income	$6,111,000	$6,284,000	(3)%
Non-Interest Income	$1,910,000	$1,879,000	2%
Non-Interest Expenses	$7,178,000	$9,480,000	(24)%
Provision for Loan Losses	$100,000	$2,400,000	(96)%
Net Earnings/(Loss)	$556,000	$(2,168,000)	126%
Basic Earnings/(Loss) Per Share	$0.07	$(0.28)	125%
Diluted Earnings/(Loss) Per Share	$0.07	$(0.28)	125%
Dividends Declared Per Share	$0.00	$0.00	0%
Average Shares Outstanding	7,980,207	7,866,171	1%
Average Diluted Shares Outstanding	7,981,065	7,866,171	1%
Return on Average Assets	0.28%	(0.99)%	128%
Return on Average Equity	2.11%	(8.05)%	126%

	As of
	June 30, 2011	December 31, 2010	% Change
Total Assets	$390,224,000	$395,930,000	(1)%
Total loans held-for-investment	$226,637,000	$234,064,000	(3)
Total non performing loans to total loans held for investment	8.57%	11.56%	(26)%
Allowance as a percentage of total gross loans held-for-investment	3.59%	4.37%	(18)%
Total non-performing loans to total assets	4.97%	6.84%	(27)%
Total non-performing assets to total assets	6.22%	8.37%	(26)%
Deposits and borrowings	334,648,000	342,581,000	(2)%
Total Stockholders’ Equity	52,937,000	51,619,000	3%
Book Value Per Share	$6.62	$6.51	2%

	Washington Savings Bank, F.S.B.		To be Considered Well Capitalized Under Prompt Corrective Action		Excess over Levels to be Considered Well Capitalized Under Prompt Corrective Action
As of June 30, 2011:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 capital (to risk weighted assets)	$42,207,931	18.54%	$13,669,960	6.00%	$28,537,971	12.54%
Total capital (to risk weighted assets)	45,068,646	19.80%	22,766,601	10.00%	22,302,045	9.80%
Core capital (leverage) (to tangible assets)	42,207,931	11.08%	19,050,040	5.00%	23,157,891	6.08%